EXHIBIT 99.1

Allied Capital Announces First Quarter 2005 Financial Results
Quarterly Dividend of $0.57 Per Share Declared

May 3, 2005 – Washington, DC – Allied Capital Corporation (NYSE: ALD) today announced first quarter 2005 financial results. In a separate press release, Allied Capital also announced today that it has completed the sale of its portfolio of commercial mortgage-backed securities and collateralized debt obligation bonds and preferred shares.

Highlights for Q1 2005

•	Net income was $0.88 per share, or $119.6 million

•	Net investment income was $0.29 per share, or $38.8 million

•	The total of net investment income and net realized gains was $0.36 per share, or $49.0 million

•	Net unrealized appreciation was $0.52 per share, or $70.6 million

•	First regular quarterly dividend of $0.57 per share was paid; second quarter dividend of $0.57 per share was declared

•	Net asset value per share was $15.22

•	Shareholders’ equity was $2.0 billion

•	New investments totaled $265.6 million for the quarter

Operating Results
For the three months ended March 31, 2005, net investment income was $38.8 million or $0.29 per share, as compared to $44.5 million or $0.34 per share for the three months ended March 31, 2004. Net realized gains were $10.3 million or $0.07 per share for the quarter ended March 31, 2005. Net realized gains were $147.9 million, or $1.12 per share for the quarter ended March 31, 2004. The sum of net investment income and net realized gains was $49.0 million or $0.36 per share for the three months ended March 31, 2005, as compared to $192.4 million or $1.46 per share for the three months ended March 31, 2004.

Net income for the quarter ended March 31, 2005, was $119.6 million or $0.88 per share, after net unrealized appreciation of $70.6 million or $0.52 per share. Net income for the quarter ended March 31, 2004, was $20.3 million or $0.15 per share, after net unrealized depreciation of $172.1 million or $1.30 per share. Net investment income and net income were reduced in the first quarter of 2005 by legal and other expenses of $12.3 million or $0.09 per share related to two government investigations. Net income can vary substantially from quarter to quarter primarily due to changes in unrealized appreciation or depreciation and the recognition of realized gains or losses, which vary from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.

During the quarter, the company invested a total of $265.6 million. After total repayments and asset sales of $158.3 million and valuation and other changes during the quarter, total assets were $3.5 billion at March 31, 2005.

Shareholders’ equity was $2.0 billion at March 31, 2005, with a net asset value per share of $15.22.

Portfolio Activity for Q1 2005
New private finance investments totaled $168.2 million and commercial real estate investments totaled $97.4 million for the quarter. At March 31, 2005, the overall weighted average yield on the interest-bearing portfolio was 13.6%, as compared to 14.0% at December 31, 2004.

Private Finance
The private finance portfolio totaled $2.4 billion at value at March 31, 2005. Loans and debt securities, which totaled $1.6 billion at value at March 31, 2005, had a weighted average yield of 13.8%, as compared to 13.9% at December 31, 2004. Significant new private finance investments during the first quarter of 2005 included:

•	$41.8 million to Callidus Capital Corporation on its revolving line of credit related to its middle-market underwriting and syndication facility;

•	$31.0 million to Woodstream Corporation, a manufacturer and marketer of branded consumer products, to support its acquisition of Fi-Shock, Inc. and to fund a dividend recapitalization of the company;

•	$16.0 million to support the recapitalization of BI Incorporated, a provider of electronic monitoring equipment and services, community-based supervision and treatment, and re-entry programs to the criminal justice and homeland security markets in the United States;

•	$15.0 million to finance the recapitalization of Tradesmen International, Inc., an employer of outsourced skilled construction craftsmen;

•	$14.4 million to refinance existing debt and for general corporate purposes to C&K Market, Inc., one of the largest privately owned grocery store chains in the United States;

•	$9.5 million to support the recapitalization of Coverall North America Inc., a provider of commercial, contract cleaning services;

•	$9.5 million to Mercury Air Centers, Inc., an operator of fixed base operations, to finance its acquisition of Corporate Wings; and

•	$8.4 million to support the recapitalization of STS Operating, Inc., a provider of systems, components, and engineering services for hydraulic, pneumatic, electronic and filtration systems.

Commercial Real Estate Finance
Subsequent to March 31, 2005, Allied Capital announced that it has completed the sale of its portfolio of commercial mortgage-backed securities (CMBS) and collateralized debt obligation (CDO) bonds and preferred shares to Caisse de dépôt et placement du Québec (the Caisse) for cash proceeds of approximately $976 million and a net realized gain of approximately $216 million after estimated transaction and other costs of approximately $20 million.

The CMBS and CDO assets had a cost basis of $710.3 million, including accrued interest, at March 31, 2005, and a fair value of $714.5 million. The sale included all of the CMBS and CDO assets in the portfolio at March 31, 2005, plus a CMBS purchase of approximately $28 million that the company completed in April 2005. The estimated net gain realized from the sale of the CMBS and CDO portfolio in excess of the net unrealized appreciation on the investments at March 31, 2005, resulted from the value of the portfolio as a whole to one buyer being greater than the sum of the fair values as determined on an individual security-by-security basis.

Allied Capital has also entered into a letter of intent with the Caisse regarding the remainder of Allied Capital’s commercial real estate assets. Additional agreements may be reached that could involve the sale of a portion or all of these assets by the end of the second quarter of 2005.

At March 31, 2005, the company’s other real estate related loans and investments totaled $123.3 million, with a weighted average yield of 6.4% on the interest bearing loans.

Portfolio Quality
Allied Capital employs a standard grading system to monitor the quality of its portfolio. Grade 1 is for those investments from which a capital gain is expected. Grade 2 is for investments performing in accordance with plan. Grade 3 is for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is for investments that are in workout and for which some loss of principal is expected. The Company’s CMBS and CDO investments were included in Grade 2 at March 31, 2005.

At March 31, 2005, Grade 1 investments totaled $1.1 billion, or 33.6% of the total portfolio at value; Grade 2 investments totaled $1.9 billion, or 60.7% of the total portfolio; Grade 3 investments totaled $94.0 million, or 3.0% of the total portfolio; Grade 4 investments totaled $7.7 million, or 0.2% of the total portfolio; and Grade 5 investments totaled $80.0 million, or 2.5% of the total portfolio.

In the private finance portfolio, loans and debt securities not accruing interest totaled $71.3 million at March 31, 2005, as compared to $96.8 million at December 31, 2004. In the private finance portfolio, loans and debt securities over 90 days delinquent totaled $85.8 million at March 31, 2005, as compared to $73.5 million at December 31, 2004.

Liquidity and Capital Resources
Outstanding borrowings on the company’s unsecured revolving line of credit at March 31, 2005, were $263.3 million. At March 31, 2005, the company had a weighted average cost of debt of 6.4% and its regulatory asset coverage was 263%. The company is required to maintain regulatory asset coverage of at least 200%.

Quarterly Dividend of $0.57 Per Share Declared
As previously released on April 27, 2005, the company declared its 167th regular quarterly dividend of $0.57 per share for the second quarter of 2005. The dividend is payable as follows:

Record date Payable date	June 10, 2005 June 30, 2005

The company’s dividend is paid from taxable income. The Board determines the dividend based on annual estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition.

Webcast/ Conference Call at 8:30 a.m. EDT on Wednesday, May 4, 2005
Because of the timing of the closing of Allied Capital’s sale of its CMBS and CDO portfolio, the company has accelerated the release of its first quarter 2005 earnings results from its originally scheduled May 6, 2005 release date, and will host a conference call for investors tomorrow, May 4, 2005, as discussed below.

The company will host a webcast/conference call at 8:30 a.m. (EDT) on Wednesday, May 4, 2005, to discuss the results for the quarter and the CMBS and CDO portfolio sale. All interested parties are welcome to attend the live webcast, which will be hosted through the company’s web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (706) 645-0106. All callers should reference the passcode “Allied Capital”.

An archived replay of the event will be available through May 20, 2005, by calling (800) 642-1687 (international callers please dial (706) 645-9291). Please reference passcode “5844320”. An archived replay will also be available on our website. For complete information about the webcast/conference call and the replay, please visit the company’s web site or call Allied Capital Investor Relations at (888) 818-5298.

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $3 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Since its IPO in 1960, the company has been providing long-term debt and equity financing primarily to private, middle market companies. Allied Capital’s business is to generate solid total returns from a private equity and commercial real estate portfolio that invests in the American entrepreneurial economy. In serving its shareholders, Allied Capital helps build American companies and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies that generate aggregate revenues of more than $10 billion and employ more than 80,000 people.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. For all media inquiries, please call Stan Collender of Financial Dynamics at (202) 434-0601.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)
		At
	At March 31,	December 31,
	2005	2004
	(unaudited)
ASSETS
Portfolio at value:
Private finance	$2,378,470	$2,302,086
Commercial real estate finance	816,536	711,325

Total portfolio at value	3,195,006	3,013,411
Deposits of proceeds from sales of borrowed Treasury securities	98,741	38,226
Accrued interest and dividends receivable	81,937	79,489
Other assets	77,783	72,712
Cash and cash equivalents	51,087	57,160
Total assets	$3,504,554	$3,260,998

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes payable and debentures	$1,033,135	$1,064,568
Revolving line of credit	263,250	112,000
Obligations to replenish borrowed Treasury securities	98,741	38,226
Accounts payable and other liabilities	76,280	66,426

Total liabilities	1,471,406	1,281,220
Shareholders’ equity:
Common stock	13	13
Additional paid-in capital	2,106,106	2,094,421
Common stock held in deferred compensation trust	(15,389)	(13,503)
Notes receivable from sale of common stock	(5,420)	(5,470)
Net unrealized appreciation (depreciation) on portfolio	(37,183)	(107,767)
Undistributed (distributions in excess of) earnings	(14,979)	12,084

Total shareholders' equity	2,033,148	1,979,778

Total liabilities and shareholders' equity	$3,504,554	$3,260,998

Net asset value per common share	$15.22	$14.87
Common shares outstanding	133,563	133,099

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)	Three Months Ended
	March 31,
	2005	2004
	(unaudited)
Interest and related portfolio income
Interest and dividends	$84,945	$73,539
Loan prepayment premiums	1,677	950
Fees and other income	8,297	7,276
Total interest and related
portfolio income	94,919	81,765

Expenses
Interest	20,225	19,113
Employee	11,949	8,862
Individual performance award	3,507	3,493
Administrative	20,754	5,827
Total operating expenses	56,435	37,295

Net investment income before income taxes	38,484	44,470
Income tax expense (benefit)	(268)	(75)
Net investment income	38,752	44,545

Net realized and unrealized gains (losses)
Net realized gains	10,285	147,850
Net change in unrealized
appreciation or depreciation	70,584	(172,087)
Total net gains (losses)	80,869	(24,237)

Net increase in net assets resulting from operations	$119,621	$20,308

Diluted earnings per common share	$0.88	$0.15
Weighted average common shares outstanding — diluted	135,579	131,968

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